Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414, Edwin.Detrick@Cigna.com
Matthew Asensio, Media Relations – (860) 226-2599, Matthew.Asensio@Cigna.com

CIGNA REPORTS SECOND QUARTER 2012 RESULTS
Raises Outlook for 2012 Earnings Per Share

o	Consolidated revenues increased 35% to $7.5 billion in the second quarter of 2012.

o
Adjusted income from operations1,2 was $444 million, or $1.52 per share, excluding the after-tax loss of $10 million, or $0.03 per share, from results of the Run-off Guaranteed Minimum Death Benefits (VADBe)2 business.  Shareholders’ net income1 was $380 million, or $1.31 per share.

o	Cigna's medical customer base grew by 1.2 million people through the first six months of 2012.

o	The Company now estimates full year 2012 earnings, on an adjusted income from operations1,3 basis, to be in the range of $1.53 billion to $1.63 billion, or $5.25 to $5.60 per share.

BLOOMFIELD, Conn., August 2, 2012 – Cigna Corporation (NYSE: CI) today reported second quarter 2012 consolidated revenues of $7.5 billion, an increase of 35% over the second quarter of 2011.  Revenues reflect growth in premiums and fees of 52% in Health Care, 22% in International and 4% in Disability and Life, driven by contributions from the HealthSpring acquisition in the first quarter and continued growth in our targeted customer segments.

Cigna’s adjusted income from operations1,2 for the second quarter of 2012 was $444 million, or $1.52 per share, excluding the after-tax loss of $10 million, or $0.03 per share, from results of the VADBe2 business.  This result compares with $401 million, or $1.47 per share, for the second quarter of 2011.  Adjusted income from operations1 in the second quarter of 2012 included favorable prior year claim development in the Health Care business of $17 million after-tax, or $0.06 per share, compared to $25 million after-tax, or $0.09 per share, in the second quarter of 2011.

Cigna reported shareholders’ net income1 of $380 million, or $1.31 per share, for the second quarter of 2012, compared with shareholders’ net income1 of $391 million, or $1.43 per share, for the second quarter of 2011.  Shareholders’ net income1 included losses of $0.17 per share in the second quarter of 2012 and $0.08 per share for the same period last year related to the Guaranteed Minimum Income Benefits (GMIB)2 business.

“Our second quarter 2012 results are strong and driven by our continued focus on delivering a superior customer experience and partnering with health care professionals, while also continuing to make targeted strategic investments to position Cigna to deliver long-term value for our customers and shareholders,” said David M. Cordani, President and Chief Executive Officer.  “We continue to be pleased with the contributions from HealthSpring and the effective execution of our global growth strategy, which continues to yield strong revenue and earnings contributions from each of our ongoing businesses.”

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income (dollars in millions, except per share amounts; customers in thousands):

				Six Months
	Three Months Ended			Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012
Total Revenues	$7,457	$5,507	$6,788	$14,245

Consolidated Earnings
Adjusted income from operations1	$434	$401	$359	$793
Net realized investment gains (losses), net of taxes	(3)	11	12	9
GMIB results, net of taxes2,5	(51)	(21)	41	(10)
Special items, net of taxes4	-	-	(41)	(41)
Shareholders’ net income1	$380	$391	$371	$751

Adjusted income from operations1, per share	$1.49	$1.47	$1.24	$2.74
Shareholders’ net income1, per share	$1.31	$1.43	$1.28	$2.59

	As of the Periods Ended
	June 30,		March 31,	December 31,
Medical Customers	2012	2011	2012	2011
U.S. Health Care	12,619	11,458	12,660	11,483
International (Global Health Benefits & Health Care)	1,224	1,162	1,205	1,197
	13,843	12,620	13,865	12,680

•
Cash and short term investments at the parent company were approximately $650 million at June 30, 2012 and $3.8 billion at December 31, 2011, which included amounts held at year-end to fund the HealthSpring acquisition that closed on January 31, 2012.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Health Care

This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, customers in thousands):
				Six Months
	Three Months Ended			Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012
Premiums and Fees	$5,008	$3,295	$4,501	$9,509
Adjusted Income from Operations1	$332	$280	$262	$594
Adjusted Margin, After-Tax7	6.0%	7.4%	5.2%	5.6%

	As of the Periods Ended
	June 30,		March 31,	December 31,
Customers:	2012	2011	2012	2011
Commercial	12,182	11,414	12,226	11,439
Medicare and Medicaid	437	44	434	44
Medical	12,619	11,458	12,660	11,483

Behavioral Care9	21,208	17,776	19,803	18,344
Dental	11,248	10,782	11,279	10,884
Pharmacy	6,634	6,277	6,584	6,368
Medicare Part D	1,264	537	1,268	538

•	Overall, Health Care results reflect contributions from the HealthSpring acquisition effective February 1, 2012 and sustained growth in our targeted customer segments.

•
Second quarter premiums and fees increased approximately 52% relative to second quarter 2011, due to the contributions from the HealthSpring acquisition, organic business growth, rate increases, and increased specialty penetration, partially offset by current medical business mix, which reflects a continued shift by clients to our Administrative Services Only (“ASO”) solutions.

•
Second quarter 2012 adjusted income from operations1 reflect continued growth in targeted medical and specialty businesses, favorable prior year claim development of approximately $17 million after-tax, and further  operating expense leverage, while continuing to make strategic investments in service capabilities and ongoing efficiency programs.  Second quarter 2012 segment margins7 are lower than second quarter 2011 as a result of the change in business mix related to the acquisition of HealthSpring and lower favorable prior year development in second quarter 2012.

•
Adjusted income from operations1 for second quarter 2011 and first quarter 2012 included favorable prior year claim development of approximately $25 million after-tax and $38 million after-tax, respectively.

•
Health Care medical claims payable8 was approximately $1.5 billion at June 30, 2012 and $900 million at December 31, 2011.  The increase in the June 30, 2012 balance included the effect of the HealthSpring acquisition.

International

This segment includes Cigna’s supplemental health, life, and accident insurance and global health expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions, customers and policies in thousands):

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012
Premiums and Fees	$898	$737	$866	$1,764
Adjusted Income from Operations1	$65	$57	$80	$145
Adjusted Margin, After-Tax7	7.0%	7.5%	8.9%	7.9%

	As of the Periods Ended
	June 30,		March 31,	December 31,
	2012	2011	2012	2011
Medical Customers – Global Health Benefits & Health Care	1,224	1,162	1,205	1,197
Health, Life and Accident Policies (excluding China JV)	8,954	6,284	8,845	8,716

•
International segment revenue and earnings reflect strong premium and fee growth of 22%, driven by attractive customer retention and business growth from sales in targeted markets within our individual Health, Life and Accident and Global Health Benefits businesses.  Second quarter 2012 segment margins7 have declined sequentially in part due to the absence of the favorable impact of $8 million after-tax related to the implementation of a capital management strategy in the first quarter of 2012, as well as seasonally higher claims experience in our Global Health Benefits business.

•
As previously disclosed, effective January 1, 2012, Cigna retrospectively adopted amended accounting rules for costs related to the acquisition or renewal of insurance contracts (“deferred policy acquisition costs”).  Prior period amounts have been presented on a comparable basis.

Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations that are managed separately from the Health Care business.

Financial Results (dollars in millions):

				Six Months
	Three Months Ended			Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012
Premiums and Fees	$749	$717	$743	$1,492
Adjusted Income from Operations1	$89	$88	$65	$154
Adjusted Margin, After-Tax7	10.9%	11.2%	8.0%	9.4%

•
Second quarter 2012 results reflect continued strong premium and fee growth, including a 4% increase in disability premiums and fees, and favorable life claim experience, partially offset by claims experience in the disability business.

•
Second quarter 2012 and 2011 adjusted income from operations1 include the favorable after-tax impacts related to reserve studies of $35 million and $30 million, respectively, reflecting the sustained value we deliver to our customers through our disability management programs.

Other Segments

Adjusted income (loss) from operations1 for Cigna's remaining operations are presented below (dollars in millions):

				Six Months
	Three Months Ended			Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012
Run-off Reinsurance	$(11)	$(1)	$(11)	$(22)
Other Operations	$21	$20	$20	$41
Corporate	$(62)	$(43)	$(57)	$(119)

•
Run-off Reinsurance includes the results for the VADBe2 business.  Second and first quarter 2012 adjusted income from operations1 include reserve strengthening of $10 million and $11 million after-tax, respectively, primarily related to updating reserve assumptions for VADBe2.

•	Second quarter 2012 Corporate results include a $10 million after-tax charge related to the termination of a vendor contract.

OUTLOOK

•
Cigna now estimates full year 2012 consolidated adjusted income from operations1,3 to be in the range of $1.53 billion to $1.63 billion, or $5.25 to $5.60 per share.  This outlook reflects expected continued solid execution of our strategy resulting in strong organic growth, an expected increase in medical services utilization during 2012, and contributions from the acquisition of HealthSpring.

(dollars in millions, except per share amounts)	Full-Year Ended December 31, 2012
Adjusted income (loss) from operations1,3
Health Care	$1,210 to 1,270
International	265 to 285
Disability and Life	260 to 280
Ongoing Businesses	$1,735 to 1,835

Run-off Reinsurance, Other Operations and Corporate	(205)
Consolidated	$1,530 to 1,630

Consolidated Adjusted income from operations, per share1,3,4	$5.25 to 5.60

U.S. Health Care medical customer growth, including medical customers acquired from HealthSpring	growth of approximately 1.2 million

•	Cigna’s earnings and earnings per share outlooks exclude the potential effects of future capital deployment6.

•
Cigna’s earnings and earnings per share outlooks include the impact of year-to-date results for VADBe2, but do not include an estimate for future impacts.  Future potential impacts from VADBe2 are not known or reasonably estimable, including the impact of changes in capital markets or periodic updates to long-term reserve assumptions.  See the Critical Accounting Estimates section of the Management’s Discussion and Analysis of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for more information on the potential effects of capital market and other assumption changes on shareholders’ net income.

The foregoing statements represent management’s current estimate of Cigna’s 2012 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, during which management will review second quarter 2012 results and discuss full year 2012 outlook is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and excludes results of Cigna's GMIB business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  Cigna's Consolidated Operating Revenues exclude hedge gains (losses) from the Run-off Reinsurance business and net realized investment results.  This measure is used by Cigna's management because it presents the underlying revenue of Cigna's operating businesses.  These measures are not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), shareholders’ net income and segment revenues; see Exhibits 1 and 2, and Note 2 for reconciliations of the Non-GAAP measures to the most directly comparable GAAP measures.

Effective January 1, 2012, Cigna retrospectively adopted required amended accounting rules for costs related to the acquisition or renewal of insurance contracts (“deferred policy acquisition costs”).  Prior period amounts have been presented on a comparable basis.

2.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations. These businesses have been in run-off since 2000. A reconciliation of reported shareholders' net income1 and earnings per share to adjusted income from operations1 excluding the results of VADBe for the second quarter of 2012 and 2011 is as follows (dollars in millions, except per share amounts):

	Three Months Ended June 30,
	2012	EPS	2011	EPS	% EPS Change
Shareholders’ net income	$380	$1.31	$391	$1.43	(8)%
Less adjustments for:
Results of GMIB	(51)	(0.17)	(21)	(0.08)
Net realized investment gains (losses), net of taxes	(3)	(0.01)	11	0.04
Adjusted income from operations1	434	1.49	401	1.47	1%
Less adjustment for: Results of VADBe	(10)	(0.03)	-	-
Adjusted income from operations1, excluding VADBe	$444	$1.52	$401	$1.47	3%

3.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore, it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  We expect that special items for 2012 will include HealthSpring, Inc. (“HealthSpring”) acquisition costs and may also include potential adjustments associated with litigation and assessment related items.  Other than these items, information is not available for management to identify, or reasonably estimate additional 2012 special items.

4.	Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, and the calculation of adjusted margins include:

First Quarter 2012
•	After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring.
•	After-tax loss of $13 million related to a litigation matter.

5.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB, does not represent management’s expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle Cigna’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and Cigna’s results of operations.

6.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

7.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  Segment margins including special items were 4.8% and 5.4% for Health Care for the three months ended March 31, 2012 and six months ended June 30, 2012, respectively.

8.
Health Care medical claims payable are presented net of reinsurance and other recoverables.  The gross Health Care medical claims payable balance was $1,707 million as of June 30, 2012 and $1,095 million as of December 31, 2011.

9.	Behavioral Care customers in Health Care have been redefined for all periods presented to exclude certain wellness programs.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the Health Care operations, and the outlook for the Company’s full year 2012 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;
3.
challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost results and a growing medical customer base, (v) delivering quality service to members and health care professionals using effective technology solutions, and (vi) lowering administrative costs;

4.
adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

5.
the ability to successfully complete the integration of acquired businesses, including the acquired HealthSpring businesses by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing the customer base, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

6.
the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses acquired in serving the Seniors market segment and the Company’s other market segments, including through successful execution of the Company’s physician engagement strategy;

7.
the possibility that the acquired HealthSpring business may be adversely affected by economic, business and/or competitive factors; or by federal and/or state regulation, including health care reform, reductions in funding levels for Medicare programs, and potential changes in risk adjustment data validation audit and payment adjustment methodology;

8.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, tax audits and related litigation, and regulatory market conduct and other reviews, audits and investigations;

9.	heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
10.
risks associated with the Company’s mail order pharmacy business that, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

11.	significant changes in interest rates or sustained deterioration in the commercial real estate markets;
12.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers, that could result in increased statutory reserves or capital requirements of the Company’s insurance subsidiaries;

13.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

14.	inability of the hedge programs adopted by the Company to substantially reduce equity market and certain interest rate risks in the run-off reinsurance operations;
15.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

16.
adjustments to the assumptions (including interest rates, annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

17.
significant stock market declines, that could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

18.	significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;
19.
significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay their obligations) and our vendors (including their ability to provide services);

20.
amendments to income tax laws, that could affect the taxation of employer-provided benefits, the taxation of certain insurance products such as corporate-owned life insurance, or the financial decisions of individuals whose variable annuities are covered under reinsurance contracts issued by the Company;

21.
potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

22.	risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;
23.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors; and
24.	the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

REVENUES

Premiums and fees	$6,686	$4,786	$12,827	$9,519
Net investment income	283	284	571	563
Mail order pharmacy revenues	402	349	788	688
Other revenues	59	68	114	142
Total operating revenues	7,430	5,487	14,300	10,912
Run-off Reinsurance hedge gains (losses) (1)	31	3	(64)	(37)
Net realized investment gains (losses)	(4)	17	9	43

Total	$7,457	$5,507	$14,245	$10,918

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$332	$280	$594	$526
International	65	57	145	118
Disability and Life	89	88	154	165
Run-off Reinsurance	(11)	(1)	(22)	(1)
Other Operations	21	20	41	39
Corporate	(62)	(43)	(119)	(87)

Total	$434	$401	$793	$760

SHAREHOLDERS' NET INCOME

Segment Earnings (Losses)

Health Care (3)(4)(5)	$332	$280	$574	$527
International	65	57	145	118
Disability and Life (5)	89	88	154	170
Run-off Reinsurance	(62)	(22)	(32)	(9)
Other Operations (5)	21	20	41	43
Corporate (3)(5)	(62)	(43)	(140)	(73)

Total	383	380	742	776

Net realized investment gains (losses), net of taxes	(3)	11	9	28

Shareholders' net income	$380	$391	$751	$804

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.49	$1.47	$2.74	$2.78
Results of guaranteed minimum income benefits business, after-tax	(0.17)	(0.08)	(0.04)	(0.03)
Net realized investment gains (losses), net of taxes	(0.01)	0.04	0.03	0.10
Special item(s), after-tax (3)(4)(5)	-	-	(0.14)	0.09
Shareholders' net income	$1.31	$1.43	$2.59	$2.94
Weighted average shares (in thousands)	290,547	272,733	289,773	273,300

SHAREHOLDERS' EQUITY at June 30,			$9,022	$7,216

SHAREHOLDERS' EQUITY PER SHARE at June 30,			$31.29	$26.71

Effective January 1, 2012, Cigna adopted, as required, amended accounting guidance for deferred policy acquisition costs by selecting retrospective adjustment of prior periods.

The financial results of HealthSpring are aggregated with the Health Care segment from the date of acquisition, which was on January 31, 2012.

(1) Includes pre-tax gains (losses) from futures and swaps contracts entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's Run-off Reinsurance operations. Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts. For more information, please refer to Cigna's Form 10-Q for the period ended June 30, 2012, which is expected to be filed on August 2, 2012.

(2) Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) excluding results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The six months ended June 30, 2012 includes pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Health Care.

(4) The six months ended June 30, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Health Care.

(5) The six months ended June 30, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
 - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

Exhibit 2
CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings
	Per Share			Consolidated			Health Care			International
Three Months Ended,	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12

Adjusted income (loss) from operations (1)	$1.49	$1.47	$1.24	$434	$401	$359	$332	$280	$262	$65	$57	$80

Results of guaranteed minimum income benefits business (2)	(0.17)	(0.08)	0.14	(51)	(21)	41	-	-	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (3)	-	-	(0.10)	-	-	(28)	-	-	(7)	-	-	-
Cost associated with a litigation matter (4)	-	-	(0.04)	-	-	(13)	-	-	(13)	-	-	-

Segment earnings (loss)	1.32	1.39	1.24	383	380	359	$332	$280	$242	$65	$57	$80
Net realized investment gains (losses), net of taxes (6)	(0.01)	0.04	0.04	(3)	11	12

Shareholders' net income	$1.31	$1.43	$1.28	$380	$391	$371

	Disability			Run-off			Other
	and Life			Reinsurance			Operations			Corporate
Three Months Ended,	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12	2Q12	2Q11	1Q12

Adjusted income (loss) from operations (1)	$89	$88	$65	$(11)	$(1)	$(11)	$21	$20	$20	$(62)	$(43)	$(57)

Results of guaranteed minimum income benefits business (2)	-	-	-	(51)	(21)	41	-	-	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (3)	-	-	-	-	-	-	-	-	-	-	-	(21)
Cost associated with a litigation matter (4)	-	-	-	-	-	-	-	-	-	-	-	-

Segment earnings (loss)	$89	$88	$65	$(62)	$(22)	$30	$21	$20	$20	$(62)	$(43)	$(78)

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings
	Per Share		Consolidated		Health Care		International
Six Months Ended June 30,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$2.74	$2.78	$793	$760	$594	$526	$145	$118

Results of guaranteed minimum income benefits business (2)	(0.04)	(0.03)	(10)	(8)	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (3)	(0.10)	-	(28)	-	(7)	-	-	-
Cost associated with a litigation matter (4)	(0.04)	-	(13)	-	(13)	-	-	-
Completion of IRS examination (5)	-	0.09	-	24	-	1	-	-

Segment earnings (loss)	2.56	2.84	742	776	$574	$527	$145	$118
Net realized investment gains, net of taxes (6)	0.03	0.10	9	28

Shareholders' net income	$2.59	$2.94	$751	$804

	Disability		Run-off		Other
	and Life		Reinsurance		Operations		Corporate
Six Months Ended June 30,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$154	$165	$(22)	$(1)	$41	$39	$(119)	$(87)

Results of guaranteed minimum income benefits business (2)	-	-	(10)	(8)	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (3)	-	-	-	-	-	-	(21)	-
Cost associated with a litigation matter (4)	-	-	-	-	-	-	-	-
Completion of IRS examination (5)	-	5	-	-	-	4	-	14

Segment earnings (loss)	$154	$170	$(32)	$(9)	$41	$43	$(140)	$(73)

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) Results of guaranteed minimum income benefits business on a pre-tax basis for:
       - three months and six months ended June 30, 2012 were losses of $79 million and $16 million, respectively;
       - three months and six months ended June 30, 2011 were losses of $33 million and $13 million, respectively; and
       - three months ended March 31, 2012 were gains of $63 million.

(3) The three months ended March 31, 2012 and six months ended June 30, 2012 include pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Health Care.

(4) The three months ended March 31, 2012 and six months ended June 30, 2012 include pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Health Care.

(5) The six months ended June 30, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
       - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

(6) Net realized investment gains (losses) on a pre-tax basis for:
       - three months and six months ended June 30, 2012 were losses of $4 million and gains of $9 million, respectively;
       - three months and six months ended June 30, 2011 were gains of $17 million and $43 million, respectively; and
       - three months ended March 31, 2012 were gains of $13 million.